Principal Private Credit Fund
Supplement dated September 16, 2025
to the Prospectus and Statement of Additional Information dated June 30, 2025

This supplement updates information contained in the Prospectus and Statement of Additional Information. Please retain this supplement for future reference.
The changes described below are being made to the Prospectus.

INVESTMENT STRATEGIES AND RISKS
Under Additional Information about Investment Strategies and Risks, replace the Co-investment Opportunities (Principal) paragraph with the following:
Co-Investment Opportunities (Principal)
The 1940 Act generally prohibits a closed-end fund from entering into negotiated co-investments with affiliates absent an order from the SEC. The SEC has granted the Fund exemptive relief that allows it to enter into certain negotiated co-investment transactions alongside with other funds managed by PGI or its affiliates and/or its affiliated insurance company in a manner consistent with its investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors, subject to compliance with certain conditions (the “Order”). Pursuant to the Order, the Fund is permitted to co-invest with its affiliates in connection with a co-investment transaction in which certain affiliates already have an interest if a “required majority” (as defined in Section 57(o) of the 1940 Act) of its eligible trustees make certain conclusions, including that (1) the terms of the transactions, including the consideration to be paid, are reasonable and fair to the Fund’s shareholders and do not involve overreaching in respect of the Fund or the Fund’s shareholders on the part of any person concerned, and (2) the transaction is consistent with the interests of the Fund’s shareholders and is consistent with the Fund’s investment objective and strategies. Co-investments made under the Order are subject to compliance with the conditions and other requirements contained in the Order, which could limit the Fund’s ability to participate in a co-investment transaction.

The changes described below are being made to the Statement of Additional Information:

MANAGEMENT OF THE FUND
Under Additional Information Regarding Board Members and Officers, in the FUNDS OFFICERS table, delete the rows for Gina L. Graham and Dan L. Westholm and add the following alphabetically:
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FUND OFFICERS
Name, Address, and Year of Birth	Position(s) Held with Fund Complex	Principal Occupation(s) During Past 5 Years
Megan Hoffmann 711 High Street Des Moines, IA 50392 1979	Vice President and Treasurer (since 2025) Vice President and Controller (2021 - 2025	Principal Financial Group* Senior Director – Fund Accounting and Administration (since 2025) Senior Director – Fund Administration (2024) Director – Accounting (2020-2024)
Ann Meiners 711 High Street Des Moines, IA 50392 1977	Vice President and Assistant Treasurer (since 2025) Vice President and Assistant Controller (2025)	Principal Financial Group* Director – Fund Accounting (since 2024) Assistant Director – Fund Accounting (2017-2024)
Tara Parks 711 High Street Des Moines, IA 50392 1983	Vice President and Assistant Treasurer (since 2025) Vice President and Assistant Controller (2021 - 2025)	Principal Financial Group* Senior Director – Fund Tax (since 2024) Director – Accounting (2019-2024)
Jared A. Yepsen 711 High Street Des Moines, IA 50392 1981	Tax Counsel (since 2025) Assistant Tax Counsel (2017-2025)	Principal Financial Group* Assistant General Counsel (since 2023) Counsel (2015-2023)

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